UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2008 (June 10, 2008)

ZULU ENERGY CORP.
(Exact name of registrant as specified in its charter)

Colorado	000-52272	20-3437301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

 122 N. Main Street, Sheridan, Wyoming 82801
(Address of principal executive offices) (zip code)

(307) 751-5517
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The grant of stock options made by Zulu Energy Corp. (the “Company”) to Mohamed H. Gova, a member of the Board of Directors (the “Board”) of the Company and recently-appointed Vice Chairman of the Board, as more fully described in Item 8.01 below, was made pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended. The grant of restricted stock to be made by the Company to Mr. Gova, as described in Item 8.01 below, will be made pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

The information set forth in Item 8.01 is incorporated herein by reference to the extent applicable.

Item 8.01.	Other Events.

Appointment of Chairman of the Board

On June 10, 2008, the Board appointed Brian D. Hughes, a director of the Company, as the Chairman of the Board effective as of June 10, 2008, to serve until his successor is duly appointed, elected and qualified or until his earlier death, resignation or removal. Mr. Hughes’ duties and responsibilities as Chairman, which are in addition to his duties and responsibilities as a member of the Board, include chairing meetings of the Board, facilitating long term planning goals and objectives of the Board, serving as the primary interface for the Board with management by communicating on a regular basis with management concerning corporate matters and initiatives and keeping the Board apprised of such corporate actions and developments, and serving on such board committees as the Board may determine.

Mr. Hughes will be compensated for his services as Chairman of the Board in accordance with the Chairman’s Expense and Compensation Policy adopted by the Board on June 10, 2008 and included with this 8-K Report as Exhibit 10.1.

Appointment of Vice Chairman of the Board

On June 10, 2008, the Board appointed Mohamed H. Gova, a director of the Company, as the Vice Chairman of the Board effective as of June 10, 2008, to serve until his successor is duly appointed, elected and qualified or until his earlier death, resignation or removal. Mr. Gova’s duties and responsibilities as Vice Chairman, which are in addition to his duties and responsibilities as a member of the Board, include chairing meetings of the Board in the absence of the Chairman, fulfilling the duties and responsibilities of the Chairman during periods when the Chairman is unable to fulfill such duties and responsibilities, approving the expenses of the Chairman, fulfilling such obligations and duties as the Board or the Chairman may determine from time to time, and serving on such board committees as the Board may determine.

Mr. Gova’s compensation for serving as Vice Chairman of the Board includes the following: (i) base compensation in the amount of $240,000 per annum, which will increase to $300,000 per annum if the Company secures cumulative financing totaling more than $10,000,000; (ii) the grant of stock options pursuant to the 2008 Stock Incentive Plan to purchase 1,500,000 shares of the Company’s common stock with an exercise price equal to $1.00 per share, with such options not exercisable until the Corporation increases its authorized shares of common stock; and (iii) the grant of 2,050,000 shares of restricted stock following the Corporation’s increase in its authorized shares of common stock with vesting terms similar to those of the executive officers’ restricted stock. Mr. Gova’s employment and compensation as Vice Chairman of the Board are subject to certain terms and conditions that have not been finalized.

Establishment of an Executive Committee

On June 10, 2008, the Board established and constituted an Executive Committee of the Board, which will also serve as and fulfill the duties and responsibilities of a compensation committee of the Board, except that only the Board may approve the compensation of the members of the Executive Committee. A copy of the Executive Committee Charter that the Board adopted on June 10, 2008 is included with this 8-K Report as Exhibit 99.1. The Board appointed Messrs. Hughes and Gova, as well as Paul Stroud, the Company’s Chief Executive Officer and a director, to serve on the Executive Committee until their successors have been appointed or until their earlier removal or resignation.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Chairman’s Expense and Compensation Policy
99.1	Executive Committee Charter

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZULU ENERGY CORP.

Dated: June 16, 2008	By:	/s/ James Hostetler
Name: James Hostetler
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Chairman’s Expense and Compensation Policy
99.1	Executive Committee Charter